FOR IMMEDIATE RELEASE:

Media Contact:
Mark Delcorps, Overstock.com, Inc.
+1 (801) 947-3564
pr@overstock.com

Investor Contact:
Mark Harden, Overstock.com, Inc.
+1 (801) 947-5409
ir@overstock.com

Overstock.com Reports Q2 2016 Results
Revenue of $419 million and net loss of ($904,000)

SALT LAKE CITY - Aug. 4, 2016 - Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for the quarter ended June 30, 2016.

Key Q2 2016 metrics (comparison to Q2 2015):

•	Revenue: $418.5M vs. $388.0M (8% increase);

•	Gross profit: $76.3M vs. $73.7M (4% increase);

•	Gross margin: 18.2% vs. 19.0% (75 basis point decrease);

•	Sales and marketing expense: $33.4M vs. $28.1M (19% increase);

•	Contribution (non-GAAP measure): $46.9M vs. $46.8M (0% increase);

•	G&A/Technology expense: $48.5M vs. $43.5M (11% increase);

•	Pre-tax income (loss): ($1.5M) vs. $3.3M ($4.7M decrease);

◦	Pre-tax income - OSTK retail: $1.4M

◦	Pre-tax loss - Medici: ($2.9M)

•	Provision (benefit) for income taxes: ($243,000) vs. $1.8M ($2.1M decrease);

•	Net income (loss)*: ($904,000) vs. $1.7M ($2.6M decrease); and

•	Diluted EPS: ($0.04)/share vs. $0.07/share ($0.11/share decrease).

*Net income (loss) refers to Net income (loss) attributable to stockholders of Overstock.com, Inc.

Overstock founder Patrick M. Byrne has returned from medical leave to resume his position as CEO. “I’m happy to be back to the day-to-day operations of this great company, where I see a clear path to continue our accelerating growth,” said Byrne.

The company will hold a conference call and webcast to discuss its Q2 2016 financial results Thursday, Aug. 4, 2016, at 4:30 p.m. ET.

Webcast information

To access the live webcast and presentation slides, go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 50419172 when prompted.

Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended. An audio replay of the webcast will be available via telephone starting at 7:30 p.m. ET on Thursday, Aug. 4, 2016, through 7:30 p.m. ET on Thursday, Aug. 18, 2016. To listen to the recorded webcast by phone, dial (855) 859-2056 then enter the conference ID provided above. Outside the U.S. or Canada dial +1 (404) 537-3406 and enter the conference ID provided above.

The company will take questions via email. Please email all questions in advance of the call to ir@overstock.com.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Total net revenue - Total net revenue for Q2 2016 and 2015 was $418.5 million and $388.0 million, respectively, an 8% increase. The growth in revenue was primarily due to a 7% increase in orders, coupled with a 2% increase in average order size. Although our average order size has increased in recent years, we expect the rate of increase to lessen as our sales mix shift into home and garden products tapers. These increases were partially offset by increased promotional activities, including coupons, site sales, and Club O Rewards (which we recognize as a reduction of revenue) due to our driving a higher proportion of our sales using such promotions.

Since mid-2015, we have experienced some slowing of our overall revenue growth which we believe is due in part to changes that Google made in its natural search engine algorithms, to which we are responding. While we work to adapt to Google’s changes, we have increased our emphasis on other marketing channels, such as sponsored search, which has generated revenue growth but with higher associated marketing expenses than natural search.

Gross profit - Gross profit for Q2 2016 and 2015 was $76.3 million and $73.7 million, respectively, a 4% increase, representing 18.2% and 19.0% gross margin for those respective periods. The increase in gross profit was primarily due to revenue growth. The decrease in gross margin was primarily due to increased promotional activities, partially offset by a continued shift in sales mix into higher margin home and garden products.

Sales and marketing expenses - Sales and marketing expenses totaled $33.4 million and $28.1 million for Q2 2016 and 2015, respectively, a 19% increase, and representing 8.0% and 7.2% of total net revenue for those respective periods. The increase in sales and marketing expenses as a percent of revenue was primarily due to increased spending in the sponsored search marketing channels, in part in response to changes we believe Google made in its natural search engine algorithms, and increased employee compensation.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) - Contribution for Q2 2016 and 2015 was $46.9 million and $46.8 million, respectively, a 0% increase, representing 11.2% and 12.1% of total net revenue for those respective periods.

Contribution (a non-GAAP financial measure - which we reconcile to "Gross Profit" in our consolidated statement of operations) consists of gross profit less sales and marketing expense plus Club O Rewards and gift card breakage and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. We believe contribution and contribution margin provide management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses, while reflecting the selling costs we incurred to generate our revenues. We recently changed this calculation to also include Club O Rewards and gift card breakage (included in Other income, net in our consolidated statement of operations). This change has been applied to all periods presented. Including these amounts in our contribution improves this measure by adding back the reductions in revenue that we recognized for Club O Rewards that have subsequently expired and for gift cards whose redemption is remote. Other income, net for Q2 2016 and 2015 was $4.0 million and $1.2 million, respectively, and included Club O Rewards and gift card breakage. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or all non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income. You should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Our calculation of contribution and contribution margin is set forth below (in thousands):

	Three months ended June 30,
	2016		2015
Total net revenue	$418,540	100%	$388,013	100%
Cost of goods sold	342,218	81.8%	314,356	81.0%
Gross profit	76,322	18.2%	73,657	19.0%
Less: Sales and marketing expense	33,353	8.0%	28,087	7.2%
Plus: Club O Rewards and gift card breakage (included in Other income, net)	3,916	0.9%	1,207	0.3%
Contribution and contribution margin	$46,885	11.2%	$46,777	12.1%

Technology expenses - Technology expenses totaled $25.8 million and $24.1 million for Q2 2016 and 2015, respectively, a 7% increase, and representing 6.2% of total net revenue for both periods. The increase was primarily due to an increase in depreciation of $1.2 million and an increase in staff-related costs of $498,000.

General and administrative ("G&A") expenses - G&A expenses totaled $22.7 million and $19.4 million for Q2 2016 and 2015, respectively, a 17% increase, and representing 5.4% and 5.0% of total revenue for those respective periods. The increase was primarily due to an increase of $2.6 million in staff and travel related costs and a $580,000 increase in legal fees.

In Q1 2016, we entered into a settlement agreement in our prime broker litigation which concluded the litigation in its entirety. We recognized settlement proceeds of $19.5 million. Related costs incurred in Q1 2016 associated with the litigation and settlement of approximately $1.0 million are included in G&A expenses.

We continue to seek opportunities for growth, through our Medici blockchain and fintech technology initiative and other means. As a result of these initiatives, we may continue to incur additional expenses. We may also make investments in, or acquisitions of, other technologies and businesses. These expenses, acquisitions or investments may be material, and, coupled with the seasonality of our business, may lead to reduced income or to losses in some periods, and to reduced liquidity.

Other income, net - Other income, net totaled $4.0 million and $1.2 million for Q2 2016 and 2015, respectively. The increase is primarily due to increased Club O Rewards breakage of $2.7 million due to growth in the Club O Rewards program, including our Club O Silver program.

Net cash provided by operating activities - Net cash provided by operating activities was $75.4 million and $62.3 million for the twelve months ended June 30, 2016 and 2015, respectively. The $13.1 million increase is primarily due to increased net income (including the legal settlement received in Q1 2016) and a reduction of inventory.

Free cash flow (a non-GAAP financial measure) - Free cash flow totaled ($7.9) million and $17.0 million for the twelve months ended June 30, 2016 and 2015, respectively. The $24.9 million decrease was due to a $38.0 million increase in capital expenditures including costs related to the development of our future headquarters, partially offset by a $13.1 million increase in operating cash flow.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. Also, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Six months ended June 30,		Twelve months ended June 30,
	2016	2015	2016	2015
Net cash provided by (used in) operating activities	$(26,982)	$(47,867)	$75,401	$62,266
Expenditures for fixed assets, including internal-use software and website development	(42,848)	(19,039)	(83,322)	(45,306)
Free cash flow	$(69,830)	$(66,906)	$(7,921)	$16,960
Cash and working capital - We had cash and cash equivalents of $122.6 million and $170.3 million and working capital of ($8.5) million and ($10.3) million at June 30, 2016 and December 31, 2015, respectively.

About Overstock.com
Overstock.com, Inc. (NASDAQ:OSTK) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices, including furniture, rugs, bedding, electronics, clothing, and jewelry. Additional stores within Overstock include Worldstock.com, dedicated to selling artisan-crafted products to help developing nations around the world and Main Street Revolution, supporting small-scale entrepreneurs in the U.S. by providing them with a national customer base. Other community-focused initiatives include Farmers Market and pet adoptions. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock sells internationally under the name O.co and regularly posts information about the company and other related matters under Investor Relations on its website (http://www.overstock.com and http://www.o.co).

O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock and OVillage are registered trademarks of Overstock.com, Inc. O.biz and Space Shift are also trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

# # #

This press release and the Aug. 4, 2016 conference call and webcast to discuss our financial results may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including forecasts of trends. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the mix of products we sell, the results of legal proceedings and claims and the amounts we spend relating to them, the extent to which we owe income taxes, competition, fluctuations in operating results, any inability to raise capital if needed on acceptable terms, our efforts to expand both domestically and internationally, risks of inventory management and seasonality. Other risks and uncertainties include, among others, risks related to new products and services we may offer, and difficulties with our infrastructure, our fulfillment partners or our payment processors, including cyber-attacks or data breaches affecting us or any of them. More information about factors that could potentially affect our financial results is included in our Form 10-Q for the quarter ended March 31, 2016 which was filed with the Securities and Exchange Commission on May 5, 2016. These and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

Overstock.com, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$122,566	$170,262
Restricted cash	457	430
Accounts receivable, net	19,305	16,128
Inventories, net	17,518	20,042
Prepaid inventories, net	1,218	1,311
Deferred tax assets, net	16,048	26,305
Prepaids and other current assets	17,258	13,890
Total current assets	194,370	248,368
Fixed assets, net	126,344	93,696
Precious metals	9,722	9,722
Deferred tax assets, net	41,844	37,891
Intangible assets, net	12,681	14,656
Goodwill	14,698	15,387
Other long-term assets, net	15,163	8,669
Total assets	$414,822	$428,389
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$78,934	$122,705
Accrued liabilities	76,310	83,387
Deferred revenue	44,070	50,944
Finance obligations, current	2,229	1,059
Other current liabilities, net	1,360	581
Total current liabilities	202,903	258,676
Long-term debt	31,969	8,843
Finance obligations, non-current	8,642	4,535
Other long-term liabilities, net	9,515	6,974
Total liabilities	253,029	279,028
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares - 5,000
Issued and outstanding shares - none	—	—
Common stock, $0.0001 par value
Authorized shares - 100,000
Issued shares - 27,796 and 27,634
Outstanding shares - 25,348 and 25,234	3	3
Additional paid-in capital	372,762	370,047
Accumulated deficit	(153,895)	(166,420)
Accumulated other comprehensive loss	(2,990)	(1,430)
Treasury stock:
Shares at cost - 2,448 and 2,400	(52,349)	(51,747)
Equity attributable to stockholders of Overstock.com, Inc.	163,531	150,453
Equity attributable to noncontrolling interests	(1,738)	(1,092)
Total equity	161,793	149,361
Total liabilities and stockholders’ equity	$414,822	$428,389

Overstock.com, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue, net
Direct	$24,630	$34,428	$51,281	$70,563
Partner and other	393,910	353,585	780,936	715,794
Total net revenue	418,540	388,013	832,217	786,357
Cost of goods sold
Direct	23,098	31,235	48,504	63,762
Partner and other	319,120	283,121	630,084	573,501
Total cost of goods sold	342,218	314,356	678,588	637,263
Gross profit	76,322	73,657	153,629	149,094
Operating expenses:
Sales and marketing	33,353	28,087	64,809	56,059
Technology	25,800	24,059	51,510	47,146
General and administrative	22,678	19,429	44,526	39,963
Litigation settlement	—	—	(19,520)	—
Total operating expenses	81,831	71,575	141,325	143,168
Operating income (loss)	(5,509)	2,082	12,304	5,926
Interest income	64	38	155	81
Interest expense	(5)	(8)	(7)	(12)
Other income, net	3,992	1,163	8,148	1,768
Income (loss) before income taxes	(1,458)	3,275	20,600	7,763
Provision (benefit) for income taxes	(243)	1,849	8,721	3,789
Net Income (Loss)	$(1,215)	$1,426	$11,879	$3,974
Less: Net loss attributable to noncontrolling interests	(311)	(242)	(646)	(433)
Net income (loss) attributable to stockholders of Overstock.com, Inc.	$(904)	$1,668	$12,525	$4,407
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$(0.04)	$0.07	$0.49	$0.18
Weighted average common shares outstanding—basic	25,341	24,306	25,311	24,260
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$(0.04)	$0.07	$0.49	$0.18
Weighted average common shares outstanding—diluted	25,341	24,398	25,350	24,394

Overstock.com, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six months ended June 30,		Twelve months ended June 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Consolidated net income	$11,879	$3,974	$9,125	$6,896
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation of fixed assets	12,296	11,152	24,660	21,062
Amortization of intangible assets	2,222	62	3,741	111
Stock-based compensation to employees and directors	2,715	1,738	4,503	3,822
Deferred income taxes	7,368	3,303	5,548	4,435
Amortization of debt issuance costs	—	—	21	—
Loss on investment in precious metals	—	52	1,131	1,321
Loss on investment in cryptocurrency	—	106	46	106
Ineffective portion of loss on cash flow hedge	—	—	124	—
Early termination costs of short-term loan	—	—	850	—
Other	(2)	3	4	5
Changes in operating assets and liabilities, net of acquisitions:
Restricted cash	(27)	—	(27)	1,000
Accounts receivable, net	(1,169)	3,120	(826)	(215)
Inventories, net	2,524	(1,320)	10,010	(7,326)
Prepaid inventories, net	93	766	1,230	(580)
Prepaids and other current assets	(3,015)	(5,347)	994	(1,317)
Other long-term assets, net	(204)	425	(563)	563
Accounts payable	(46,297)	(44,004)	8,189	11,580
Accrued liabilities	(9,033)	(20,599)	7,413	9,849
Deferred revenue	(6,874)	(2,611)	(1,770)	9,612
Other long-term liabilities	542	1,313	998	1,342
Net cash (used in) provided by operating activities	(26,982)	(47,867)	75,401	62,266
Cash flows from investing activities:
Purchases of marketable securities	(7)	(7)	(14)	(14)
Sales of marketable securities	27	35	27	35
Purchases of intangible assets	(1)	(94)	(132)	(175)
Investment in precious metals	—	—	—	(2,496)
Investment in cryptocurrency	—	—	—	(300)
Equity method investment	—	(190)	38	(440)
Disbursement of note receivable	(3,050)	—	(8,050)	—
Cost method investments	(4,000)	(7,000)	(4,000)	(7,000)
Acquisitions of businesses, net of cash acquired	1,220	—	(9,381)	—
Expenditures for fixed assets, including internal-use software and website development	(42,848)	(19,039)	(83,322)	(45,306)
Proceeds from sale of fixed assets	11	22	28	65
Net cash used in investing activities	(48,648)	(26,273)	(104,806)	(55,631)
Cash flows from financing activities:
Payments on capital lease obligations	—	(362)	—	(362)
Paydown on direct financing arrangement	(54)	(151)	(212)	(295)
Payments on finance obligations	(797)	—	(901)	—
Payments on interest swap	(339)	—	(396)	—
Proceeds from finance obligations	6,074	—	11,772	—
Proceeds from short-term debt	—	500	5,000	500
Payments on short-term debt	—	—	(750)	—
Proceeds from long-term debt	23,652	—	33,140	—
Change in restricted cash	—	75	75	75
Proceeds from exercise of stock options	—	270	—	439
Purchase of treasury stock	(602)	(2,362)	(607)	(2,368)
Payment of debt issuance costs	—	—	(621)	(1,031)
Net cash provided by (used in) financing activities	27,934	(2,030)	46,500	(3,042)
Net (decrease) increase in cash and cash equivalents	(47,696)	(76,170)	17,095	3,593
Cash and cash equivalents, beginning of period	170,262	181,641	105,471	101,878
Cash and cash equivalents, end of period	$122,566	$105,471	$122,566	$105,471